EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/08/09	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S MOMENTUM CONTINUES;
APRIL GLOBAL COMPARABLE SALES UP 6.9%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales rose 6.9% in April, marking the 72nd consecutive monthly increase.  Comparable sales increases by segment were as follows:

•	U.S. increased 6.1%
•	Europe increased 8.4%
•	Asia/Pacific, Middle East and Africa increased 6.5%

Systemwide sales for McDonald’s worldwide restaurants declined 1.0% for the month, but increased 8.9% in constant currencies.
"By continuing to provide the menu variety and value consumers want with the fast, friendly service they expect from McDonald’s, we’ve strengthened our connection with customers and driven comparable sales growth for six consecutive years," said Chief Executive Officer Jim Skinner.
In the U.S., the ongoing appeal of McDonald’s core menu, beverages including the new McCafé coffees and chicken Snack Wraps contributed to April comparable sales rising 6.1%.
Europe delivered strong comparable sales growth of 8.4% for the month, partly due to the benefit of the Easter holiday shift.  Leading Europe’s performance was the U.K., where customers embraced our tiered menu offerings, as well as the popular Monopoly promotion.  France, Russia and Germany also posted positive comparable sales.
In Asia/Pacific, Middle East and Africa, April comparable sales increased 6.5% driven by Australia and Japan, partly offset by China.  Locally relevant menu choices, everyday affordability and extended hours contributed to April’s performance.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended April 30,	2009	2008	Reported	Currency
McDonald's Corporation	6.9	5.0	(1.0)	8.9
Major Segments:
U.S.	6.1	2.0	7.0	7.0
Europe	8.4	6.3	(11.1)	10.6
APMEA*	6.5	7.8	2.5	10.5

Year-To-Date April 30,
McDonald's Corporation	5.0	6.8	(1.7)	6.9
Major Segments:
U.S.	5.0	2.7	5.9	5.9
Europe	4.6	9.8	(12.4)	6.7
APMEA*	5.7	9.0	3.9	9.7
* Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In April 2009, this calendar shift/trading day adjustment consisted of one less Tuesday and one more Thursday compared with April 2008.  The resulting adjustment varied by area of the world, ranging from approximately 0.0% to +0.4%.  The shift in the Easter-related school and business holidays from March 2008 to April 2009 positively impacted Europe’s comparable sales by about 2 percentage points.

Upcoming Communications
McDonald's Annual Shareholders’ Meeting will be webcast live on May 27, 2009 at 9:00 a.m. Central Time on www.investor.mcdonalds.com.  An archived replay and podcast of the meeting will be available for a limited time.
Chief Executive Officer Jim Skinner and Chief Operating Officer Ralph Alvarez will speak at the Sanford C. Bernstein Strategic Decisions Conference on May 28, 2009 at 8:00 a.m. Eastern Time. Their remarks will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s tentatively plans to release May sales on June 8, 2009.

McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

#  #  #